Exhibit 4.1

CONVERTIBLE PROMISSORY NOTE

Integrated Media Technology Limited

10% Convertible Promissory Note

Investment is defined as HK$14,000,000 or US$1,799,486

Maturity Date: January 19, 2022

THIS CONVETIBLE PROMISSORY NOTE AND ANY SECURITIES ISSUABLE UPON THE CONVERSION OF THIS CONVETIBLE PROMISSORY NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.

This Note is being delivered pursuant to that certain Convertible Note Purchase Agreement, dated as of January 20, 2020, between the Purchaser and the Company (the "Agreement"). All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

FOR VALUE RECEIVED, the Company hereby promises to pay to Purchaser, the Investment as defined in the Convertible Note Purchase Agreement, or such lesser amount as may then be outstanding, together with accrued but unpaid interest thereon, on January 19, 2022 ("Maturity Date"). Interest on the outstanding Investment shall be at a rate of 10.0% per annum ("Interest"). If all or a portion of the Investment and/or Interest shall not be paid when due at maturity, the Company hereby promises to pay, on demand, interest on such overdue amount from and including the due date to, but excluding, the date such amount is paid in full at 12% per annum (and until the date such overdue amount is paid in full, "Interest" on such overdue amount shall mean interest at such rate).

1.	Conversion.

Subject to the terms herein, Purchaser has the right at any time prior to the Maturity Date to convert the Investment, in part or in full, or such lesser amount as may then be outstanding, together with accrued but unpaid Interest thereon, into restricted Ordinary Shares of the Company by surrendering this Note to the Company, together with an executed Notice of Conversion substantially in the form attached hereto as Exhibit B. Upon receipt of such Notice of Conversion, the Company shall deliver to the Purchaser within a reasonable time, without payment by the Purchaser of any cash or other consideration, that number of Ordinary Shares computed using the following formula:

X = Y/B

Where:

X = the number of Ordinary Shares to be issued to the Purchaser

Y = Investment or such lesser amount as may then be outstanding, together with accrued but unpaid Interest thereon - or such part of the Investment being converted.

B = $5.00.

1.1	Conversion Limitations.
Notwithstanding anything contained herein to the contrary, the Purchaser shall not be entitled to convert pursuant to the terms of this Convertible Promissory Note an amount that would be convertible into that number of conversion shares which in the aggregate would exceed 19.99% of the issued and outstanding Ordinary Shares as of the date of the Agreement (subject to adjustment for forward and reverse stock splits, recapitalizations and the like). For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder.

2.	Payment.
(a)	Payment of the Investment and any accrued Interest on the Maturity Date shall be made by certified or bank cashier's check payable to the Purchaser, or by bank wire transfer, in immediately available funds, to the account so specified, in lawful money of the United States of America. If the Maturity Date occurs on a date that is not a Business Day then the Investment or Interest then due shall be paid on the next succeeding Business Day. "Business Day" shall mean any day other than Saturday, Sunday or any day upon which banks are authorized or required to be closed.
(b)	Prepayment. The Company may prepay and the holder may request prepayment of this Note at any time subsequent to the Company receiving investment financing of a minimum of US$4 million, without premium or penalty, in whole or in part, with accrued interest to the date of such payment on the amount prepaid. Prior to utilizing this prepayment option, the Company must give Purchaser 10 days written notice in order for Purchaser to have the option to convert the Note prior to prepayment.
(c)	Interest. Interest shall be paid to the Purchaser in cash, or in stock pursuant to Section 2(d) below, on a quarterly basis (with the first quarter ending on March 31, 2020) for the term of the Note.
(d)	Stock Payment for Interest. At the Company's option, the Interest may be paid in restricted Ordinary Shares at a valuation per share of 75% of the average of the closing prices of IMTE, as reported on the Nasdaq.com, for the five (5) trading days prior to each Interest due date (quarter end). Any stock issued pursuant to this Section will have the piggyback registration rights according to Section 4 herein.

3.	Default and Remedies.
(a)	If any of the following events or conditions (each an "Event of Default") shall occur and be continuing:
(i)	The Company shall fail to pay the Investment and any Interest due (or any lesser amount due) 30 days subsequent to the Maturity Date;
(ii)	an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction (A) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or for a substantial part of the properties or assets of the Company or (B) the winding-up, liquidation or dissolution of the Company; and such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered; or
(iii)	The Company shall fail to pay any quarterly Interest due 30 days subsequent to the due date (quarter end).
(iv)	the Company (A) consents to, or fails to contest in a timely and appropriate manner, the commencement against of any proceeding or the filing of any petition described in clause (ii) above, (B) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or for a substantial part of the properties or assets of the Company, (C) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (D) makes a general assignment for the benefit of creditors, (E) becomes unable, admits in writing its inability or fails generally to pay its debts as they become due or (F) takes any action for the purpose of effecting any of the foregoing; then, (x) in the case of an Event of Default specified in clause (a)(i) or (iii) above, the Purchaser may, at any time during the continuance of such Event of Default, by written notice to the Company, declare the entire outstanding Investment, together with all accrued and unpaid Interest, to be due and payable and (y) in the case of an Event of Default specified in clauses (a)(iv) or (v) above, the entire outstanding Investment, together with all accrued and unpaid Interest, shall automatically forthwith become due and payable without presentment, protest or notice of any kind, all of which are hereby expressly waived by the Company.
(iv)	The Company shall fail to pay any quarterly Interest due 30 days subsequent to the due date (quarter end).
(b)	Subject to the other terms of this Note, if an Event of Default occurs and is continuing, the Purchaser may pursue any available remedy to collect the payment of the Investment or Interest or to enforce the performance of any provision of this Note. If an Event of Default occurs and is continuing, the Purchaser may proceed to protect and enforce its rights by any action at law, suit in equity or other appropriate proceeding. In the case of a default in the payment of the Investment or Interest, the Company will pay to the Purchaser such further amount as shall be sufficient to cover the costs and expenses of collection, including, without limitation, reasonable attorneys' fees, expenses and disbursements.
(c)	Default Interest. If an Event of Default occurs, the Interest will increase to 12% per annum subsequent to the date of Event of Default.

4.	Piggy-Back Registration Rights and Active Registration Statements. (a) If the Company shall file a registration statement with the SEC ("Company Registration"), except for a Company Registration on Form S-4 or S-8, subsequent to the Effective Date, the Company shall include the Shares underlying the Note ("Registrable Shares"). The Company shall use its reasonable efforts to cause all Registrable Shares attributable to the Purchaser to be included in the Company Registration and any related offering, all to the extent requisite to permit the sale by the Purchaser of such Registrable Shares in accordance with the method of sale applicable to the other Ordinary Shares included in the Company Registration. (b) The Company shall issue the Shares underlying this Note under the Company's Registration Statement on Form F-3, if available.

5.	Notices

All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent to:

If to the Company to:

Integrated Media Technology Limited

7/F Siu On Center
188 Lockhart Road
Wanchai, Hong Kong
Attention: Chief Executive Officer
Facsimile: (852)

If to the Purchaser to:

As written on signatory page of the Agreement

6.	Miscellaneous.

This Note shall be construed and enforced in accordance with the laws of the South Australia, without regard to its conflicts of laws rules. The Company waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default and enforcement of this Note. The Company hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the courts of South Australia in any action or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and the Company hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such South Australia court (or, to the extent permitted by law, in such federal court). The Company agrees that a final, unappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Note shall affect any right that the Purchaser may otherwise have to bring any action or proceeding relating to this Note against the Company or its properties in the courts of any jurisdiction.

If any provision of this Note shall be held invalid or unenforceable by any court of competent jurisdiction, that holding shall not invalidate or render unenforceable any other provision hereof.

This Note may not be changed, amended or modified except by agreement in writing signed by the Company and the Purchaser.

IN WITNESS WHEREOF, the Company has caused this Note to be signed on its behalf, in its corporate name, by its duly authorized officer as an instrument under seal, as of February 11, 2020.

Integrated Media Technology Limited

/s/ Con Unerkov

______________________________

Con Unerkov

Chief Executive Officer

EXHIBIT B

NOTICE OF CONVERSION OF NOTE

TO: Integrated Media Technology Limited

1.	The undersigned hereby elects to receive __________ Ordinary Shares of Integrated Media Technology Limited, pursuant to the terms of the attached Note.
2.	Conversion. The undersigned elects to convert the attached Note with Interest by means of the conversion provision of Section 1 of the Note and tenders herewith payment in full for all applicable transfer taxes, if any.
3.	Please issue a certificate or certificates representing said Ordinary Shares in the name of the undersigned or in such other name as is specified below:

_________________________________

(Name)

_________________________________

_________________________________

(Address)

4.	The undersigned represents that the aforesaid Ordinary Shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares.

All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Note.

_________________________________

Name of Purchaser

_________________________________

Signature of Authorized Signatory

_________________________________

Print Name and Title

_________________________________

Date